PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 30, 2006, by and among Emerge Capital Corp., a Delaware corporation (the “Purchaser”), Kipling Holdings, Inc., a Delaware corporation (the “Company”) and Timothy J. Connolly, an individual and the holder of one hundred percent (100%) of the capital stock of the Company (the “Selling Shareholder”).

RECITALS:

WHEREAS, the Selling Shareholder owns one hundred percent (100%) of the total issued and outstanding capital stock of the Company, which such issued and outstanding capital stock consists of One Million (1,000,000) shares of common stock (“Common Stock”), par value $0.001 per share (the Selling Shareholder’s Common Stock being sold pursuant to the terms and conditions herein are referred to as the “Shares”); and

WHEREAS, as of the date of this Agreement, the Selling Shareholder beneficially owns 82,279 shares of the Purchaser’s Series B preferred stock, par value $0.01 per share (the “Emerge Series B Preferred”), of which 69,935 shares are held directly by the Selling Shareholder, 12,344 shares are held by the Selling Shareholder’s spouse (together with the Selling Shareholder, the “Emerge Shareholders”) and One Hundred Thousand (100,000) shares of Emerge Series B Preferred are currently issued and outstanding; and

WHEREAS, collectively, all of the shares of Emerge Series B Preferred are convertible, at the option of the holders of a majority of the shares of Emerge Series B Preferred at any time after the date of issuance of such shares into ninety-five percent (95%) of the outstanding capital stock of the Purchaser as of August 31, 2005, calculated on a fully diluted basis and after giving effect to such conversion (the “Existing Anti-Dilution Rights”); and

WHEREAS, the Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholder, the Shares in exchange for (a) the Purchaser’s assumption of all of the liabilities of the Company, (b) the Purchaser expanding the Existing Anti-Dilution Rights in favor of the Selling Shareholder and (c) a nominal cash amount equal to the direct costs incurred by the Selling Shareholder in connection with this Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT:

1.	STOCK PURCHASE, PURCHASE PRICE AND RELATED TRANSACTIONS.

1.1. Purchase Price and Sale. The Purchaser shall acquire from the Selling Shareholder, and the Selling Shareholder shall sell to the Purchaser, the Shares, which such Shares equal one hundred percent (100%) of the total issued and outstanding capital stock of the Company in exchange for the following consideration (collectively, the “Purchase Price”): (a) the Purchaser’s assumption of all of the liabilities of the Company, including, without limitation, those certain obligations of the Company under the Transaction Documents set forth in Item 3.2 of the Disclosure Schedule attached hereto (collectively, the “Liabilities”), (b) those certain Additional Anti-Dilution Rights set forth in Section 1.2 herein below and (c) all legal and other costs and expenses incurred by the Selling Shareholder in connection with this Agreement and the transactions contemplated hereby.

1.2. Additional Anti-Dilution Rights. As partial consideration for the acquisition by the Purchaser of all of the outstanding capital stock of the Company in accordance with Section 1.1(b) above, within five (5) business days following the Closing Date (as defined below), the Selling Shareholder shall relinquish all Existing Anti-Dilution Rights by delivering to the Purchaser those shares of Emerge Series B Preferred held by the Emerge Shareholders and, in exchange therefore, the Purchaser shall issue and deliver to the Emerge Shareholders, in the denominations set forth opposite each Emerge Shareholder’s name on Schedule A attached hereto, shares of its convertible Series D preferred stock, par value $0.01 per share (the “Emerge Series D Preferred”). The Emerge Series D Preferred shares will have substantially the same powers, designations, preferences and relative, participating, optional and other special rights as the Emerge Series B Preferred except that holders of Emerge Series D Preferred will receive those additional anti-dilution rights (the “Additional Anti-Dilution Rights”) set forth in Section 4 of that certain Certificate of Designation of Emerge Series D Preferred Stock (the “Certificate of Designation”) in the form attached hereto as Exhibit A. Upon the satisfaction of those obligations set forth in Section 1.4.4 (a) and (b) herein the Emerge Series B Preferred shall be cancelled and be of no further force or effect.

1.3. Termination of Additional Anti-Dilution Rights. The Additional Anti-Dilution Rights shall terminate in accordance with the terms and conditions set forth in the Certificate of Designation.

1.4. Closing and Closing Date.

1.4.1. The closing shall occur simultaneously with the execution of this Agreement (the “Closing”). The date of Closing is referred to herein as the “Closing Date”.

1.4.2. At the Closing: (a) the Selling Shareholder shall deliver to the Purchaser all original stock certificates representing the Shares, together with stock powers duly executed in blank and (b) the Company shall become a one hundred percent (100%) wholly-owned subsidiary of the Purchaser.

1.4.3. Within five (5) days following the execution of this Agreement: (a) the Purchaser shall file with the Secretary of State of the State of Delaware the Certificate of Designation and receive confirmation from the State of the effectiveness of such Certificate of Designation.

1.4.4. Within two (2) business days following the date upon which the Purchaser receives confirmation from the State of Delaware of the effectiveness of the Certificate of Designation: (a) the Purchaser shall deliver to the Selling Shareholder original stock certificates representing the Emerge Series D Preferred in the denominations set forth opposite each Emerge Shareholder’s name on Schedule A attached hereto and (b) the Selling Shareholder shall deliver to the Purchaser all original stock certificates representing the Emerge Series B Preferred for cancellation in accordance with Section 1.2 above.

2.	ADDITIONAL AGREEMENTS.

2.1. Access and Inspection. The Selling Shareholder has allowed the Purchaser and its authorized representatives full access to all of the properties, books, contracts, commitments and records of the Company, including, without limitation, the Transaction Documents set forth in Item 3.2 of the Disclosure Schedule attached hereto, for the purpose of making such investigations as the Purchaser has reasonably requested in connection with the transactions contemplated hereby.

2.2. Confidential Treatment of Information. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process.

2.3. Public Announcements. The parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and no party will issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by the rules and regulations of any governmental authority or securities exchange.

2.4. Additional Documents. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the shares to the Purchaser and to consummate the transactions contemplated by this Agreement.

3.	REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLING SHAREHOLDER AND THE COMPANY.

To further induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Selling Shareholder and the Company each hereby jointly and severally represent and warrant to and covenant with the Purchaser as follows:

3.1. Organization and Qualification; Absence of Subsidiaries. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted. the Company is duly qualified or licensed and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial condition, prospects or future business of the Company. the Company does not have any subsidiaries nor an equity interest in any partnerships or joint venture arrangements or other business entity.

3.2. Shares; Capitalization. The authorized capital stock of the Company consists of (a) Two Million (2,000,000) shares of Common Stock, par value $0.001 per share, of which One Million (1,000,000) shares are issued and outstanding and Five Hundred Thousand (500,000) shares are held in escrow pursuant to that certain Escrow Shares Escrow Agreement, date December 2, 2005 by and among the Company, Highgate House Funds, Ltd. and Gottbetter & Partners, LLP and (b) One Hundred Thousand (100,000) shares of Series A preferred stock, par value $0.001 per share, of which zero (0) shares are issued and outstanding. Zero (0) shares are held in the Company’s treasury. All Shares of Common Stock are owned of record, legally and beneficially by the Selling Shareholder. The Shares are free and clear of any and all security interests, encumbrances, and rights of any kind or nature whatsoever (collectively, “Encumbrances”), and upon delivery of the Shares hereunder, the Purchaser will acquire title thereto, free and clear of any and all Encumbrances. Other than voting rights, redemption rights and such other rights conferred by the Company’s charter documents, by applicable Delaware statutes and as disclosed in Item 3.2 of the Disclosure Schedule attached hereto, there exist no Securities Rights (as defined herein) with respect to the Company’s Common Stock. All rights and powers to vote the Shares are held exclusively by the Selling Shareholder. All of the Shares are validly issued, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations. The certificates representing the Shares to be delivered to the Purchaser at the Closing are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine. For the purposes of this section, “Securities Rights” means, with respect to the Company’s Common Stock (whether issued or unissued), any other securities convertible into or exchangeable for shares of Common Stock, and includes all written or unwritten contractual rights relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting of the Common Stock and all rights conferred by the Company’s governing documents and by any applicable agreement.

3.3. Liabilities and Obligations. Except as set forth in Item 3.3 of the Disclosure Schedule attached hereto, the Company has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition.

3.4. Certificate of Incorporation and ByLaws. The Company has heretofore made available to the Purchaser a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company Such Certificate of Incorporation and Bylaws are in full force and effect.

3.5. Financial Statements. The Company has delivered to the Purchaser prior to Closing (a) the audited balance sheet and supporting documents of the Company dated as of December 31, 2005 and (b) the unaudited balance sheet and supporting documents of the Company dated as of June 30, 2006 (together, the “Company Financial Statements”). To the Selling Shareholder’s knowledge, all of the Company Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item in the Company Financial Statements is accurate in all material respects.

3.6. Absence of Changes. Since June 30, 2006: (a) there has not been any material adverse change in the Company’s business, condition, Assets, Liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof), and no event has occurred that might have a material adverse effect on the Company’s business, condition, Assets, Liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof, (b) the Company has not changed any of its methods of accounting or accounting practices in any respect and (c) the Company has not entered into any transaction or taken any other action outside of the ordinary course of business of the Company.

3.7. Title to Assets. The Company owns, leases or has the right to use all the properties and assets used in the conduct of its business or otherwise owned, leased, or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of its business (all such properties, assets and contract rights being the “Assets”). The Company has good and marketable title to, or, in the case of any leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances.

3.8. Absence of Litigation. There is no legal or administrative action or proceeding pending or, to the knowledge of the Selling Shareholder or the Company after reasonable investigation, threatened against the Company or any property or Asset of the Company.

3.9. Permits and Licenses; Compliance. To the best knowledge of the Selling Shareholder and the Company, the Company is in possession of all permits and licenses necessary for the conduct of its business and, as of the date hereof, no suspension or cancellation of any such permits or licenses is pending or, to the knowledge of the Selling Shareholder and the Company after reasonable investigation, threatened.

3.10. Authority Relative to This Agreement. The Selling Shareholder and the Company have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The Selling Shareholder and the Company have full right and capacity to enter into this Agreement and to carry out his/its obligations hereunder. The execution and delivery of this Agreement by the Selling Shareholder and the Company, the performance by the Selling Shareholder and the Company of their obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Selling Shareholder and the Company as are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Selling Shareholder and the Company and constitutes the legal, valid and binding obligations of the Selling Shareholder and the Company, enforceable against the Selling Shareholder and the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors’ rights generally.

3.11. Execution; No Inconsistent Agreements; Etc. Except as set forth in Item 3.11 of the Disclosure Schedule attached hereto, the execution and delivery of this Agreement by the Selling Shareholder and the Company does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the Certificate of Incorporation or Bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which the Company is a party, pursuant to which the Company otherwise receives benefits, or to which any of the properties of the Company is subject.

3.12. Corporate Records. The statutory records, including the stock register and minute books of the Company, fully reflect all issuances, transfers and redemptions of its capital stock, correctly show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, and its Bylaws as amended and currently in force.

3.13. Compliance With Law. The business and activities of the Company have at all times been conducted in accordance with its Certificate of Incorporation and Bylaws and, to the best knowledge of the Selling Shareholder and the Company, any applicable law, regulation, ordinance, order, license, permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry or body.

3.14. Contingencies. There are no actions, suits, claims or proceedings pending, or, to the knowledge of the Selling Shareholder and the Company after reasonable investigation, threatened against, by or affecting the Company in any court or before any arbitrator or governmental agency. To the knowledge of the Selling Shareholder and the Company after reasonable investigation, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company. There are no unsatisfied judgments against the Company and no consent decrees or similar agreements to which the Company is subject.

3.15. Taxes. The Company has (a) filed all Tax (as defined herein) returns required to be filed by it prior to the date of this Agreement, (b) paid or accrued all Taxes shown to be due on such returns and paid all applicable ad valorem and value added Taxes as are due, and (c) paid or accrued all Taxes for which a notice of assessment or collection has been received. The Company has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no material claims that have been asserted or threatened relating to such Taxes against the Company. The Company has withheld or collected and paid over to the appropriate governmental authorities (or is properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a material adverse effect on the Company. For purposes of this Agreement, “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature or excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and custom duties, tariffs and similar charges.

3.16. Full Disclosure. No representation or warranty of the Selling Shareholder or the Company contained in this Agreement, and none of the statements or information concerning the Company contained in this Agreement and the Exhibits and Schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

To induce the Selling Shareholder and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to and covenants with the Selling Shareholder and the Company as follows:

4.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and the Purchaser is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on the Purchaser.

4.2. Execution; No Inconsistent Agreements; Etc.

4.2.1. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been prior to the Closing Date duly and validly authorized and approved by the Purchaser and this Agreement is a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

4.2.2. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the Certificate of Incorporation (as amended) or Bylaws of the Purchaser, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Purchaser is a party, pursuant to which it otherwise receives benefits, or by which any of its properties may be bound.

4.3. Full Disclosure. No representation or warranty of the Purchaser contained in this Agreement, and none of the statements or information concerning the Purchaser contained in this Agreement and the Schedules, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	CONDITIONS TO CLOSING.

5.1. Conditions to Obligations of the Selling Shareholder and the Company. The obligation of the Selling Shareholder and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by the joint agreement of the Selling Shareholder and the Company:

5.1.1. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions shall constitute a violation of law or give rise to material liability on the part of the Purchaser; and

5.1.2. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects); and

5.1.3. Purchaser shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date; and

5.1.4. The Purchaser shall have executed this Agreement and delivered the same to the Selling Shareholder and the Company.

5.2. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by the Purchaser:

5.2.1. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions shall constitute a violation of law or give rise to material liability on the part of the Selling Shareholder or the Company; and

5.2.2. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Selling Shareholder and the Company in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects); and

5.2.3. The Selling Shareholder and the Company shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by the Selling Shareholder and the Company prior to or on the Closing Date; and

5.2.4. The Selling Shareholder and the Company shall have executed this Agreement and delivered the same to Purchaser; and

5.2.5. The Company shall have provided to the Purchaser a certificate of good standing from the secretary of state from the state in which the Company is incorporated.

6.	INDEMNIFICATION.

6.1. Indemnification by the Selling Shareholder and the Company. Subject to Section 6.5, the Selling Shareholder and the Company (hereinafter collectively called the “Indemnitor”) shall jointly and severally defend, indemnify and hold harmless the Purchaser, its direct and indirect parent corporations, subsidiaries (including the Company after Closing) and affiliates, their officers, directors, employees and agents (hereinafter collectively called “Indemnitees”) against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, “Indemnified Losses”), suffered or incurred by any Indemnitee by reason of, or arising out of:

(a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Selling Shareholder and the Company contained in this Agreement or in any certificate, schedule, instrument or document delivered to the Purchaser by or on behalf of the Selling Shareholder and the Company pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

(b) any liabilities of the Company of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, except for the Liabilities defined in Section 1.1 herein above.

6.2. Indemnification by Purchaser. Subject to Section 6.5, Purchaser (hereinafter called the “Indemnitor”) shall defend, indemnify and hold harmless the Selling Shareholder and the Company (hereinafter called “Indemnitee”) against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, “Indemnified Losses”), suffered or incurred by the Indemnitee by reason of or arising out of any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of the Purchaser contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Selling Shareholder by or on behalf of the Purchaser pursuant to the provisions of this Agreement.

6.3. Defense of Claims.

6.3.1. Should any claim or action by a third party arise after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, the Indemnitee shall notify the Indemnitor within ten (10) days after such claim or action arises and is known to Indemnitee, and shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitees within ten (10) days after notice from the Indemnitees of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitees, provided that Indemnitees may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

6.3.2. If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitees may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitees, within fifteen (15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, incurred by the Indemnitees in connection with the defense and settlement of such claim or action.

6.3.3. If a non-appealable judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitees, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any of the Indemnitees is compelled to do so.

6.4. Waiver. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

6.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

6.5.1. Time Limitation. No party shall be responsible hereunder for any Indemnified Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnified Loss within one (1) year after the Closing Date (the “Indemnity Notice Period”); provided, however, that:

(a) there shall be no limit on the Indemnity Notice Period for indemnity claims against any party based on fraud, intentional breach or misrepresentation.

6.5.2. Indemnification Basket. No party shall have any liability hereunder for Indemnified Losses after Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnified Losses for which the Selling Shareholder and the Company as a group or the Purchaser, as applicable, are responsible under this Agreement exceeds Ten Thousand Dollars ($10,000)(the “Basket”); provided that once this Basket amount is exceeded for the Selling Shareholder and the Company as a group or the Purchaser, as applicable, the responsible party or parties shall be responsible for all Indemnified Losses, from the first dollar as if such Basket never existed; and further provided that this the  6.5.2 shall not limit in any respect indemnity claims: (i) based upon fraud, intentional breach or misrepresentation; (ii) arising from a breach by the Indemnitor of any covenant contained in Sections 2.2 and 2.3 hereof; or (iii) arising from a breach by Selling Shareholder of any representation or warranty contained in Section 3.2 hereto.

7.	MISCELLANEOUS.

7.1. Notices.

7.1.1. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person or if sent by Federal Express (or similar recognized overnight courier service) to the parties at the following addresses:

If to the Selling Shareholder:	Timothy J. Connolly 8602 Pasture View Lane Houston, Texas 77024

If to the Company:	Kipling Holdings, Inc. 109 North Post Oak Lane, Suite 422 Houston, Texas 77024 Attention: Timothy J. Connolly

If to Purchaser:	Emerge Capital Corp. 109 North Post Oak Lane, Suite 422 Houston, Texas 77024 Attention: Timothy J. Connolly

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP 201 South Biscayne Boulevard Suite 2000, Miami Center Miami, Florida 33131 Attention: Clayton E. Parker, Esq.

7.1.2. Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

7.2. Survival. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect and survive after the Closing, subject to the limitations of Section 6.5.

7.3. Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules and Exhibits hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by a written instrument signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement “herein”, “hereby”, “hereof”, “hereunder”, “herewith”, “hereafter” and “hereinafter” and similar words refer to this Agreement in its entirety, and not to any particular subsection or paragraph. References to “including” means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any state or federal court sitting in Houston, Texas and each party hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (a) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (b) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (c) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court.

7.5. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

7.6. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

7.7. Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

7.8. Expenses. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each party as each party incurs such expenses.

7.9. Finder's Fees. Purchaser represents to the Selling Shareholder and the Company that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Purchaser to be paid for or on account of the transactions contemplated hereby. The Selling Shareholder and the Company represent to the Purchaser that no broker, agent, finder or other party has been retained by the Selling Shareholder or the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Selling Shareholder or the Company to be paid for or on account of the transactions contemplated hereby.

7.10. Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

7.11. Recitals. The Recitals to this Agreement, which the Parties acknowledge are true and correct, are hereby incorporated herein by this reference.

7.12. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

7.13. Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. The Selling Shareholder and the Company expressly acknowledge that they have been advised and have been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby, including but not limited to, tax counsel. The Selling Shareholder and the Company further acknowledge that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP did not provide them with any legal advice, including but not limited to, any tax advice with respect to the transactions contemplated by this Agreement. The Selling Shareholder and the Company further acknowledge that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Purchaser in connection with this Agreement and the transactions contemplated hereby and no other person.

7.14. Time is of the Essence. It is understood and agreed among the parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

7.15. Attorneys’ Fees. In the event of any litigation or other proceeding arising out of or in connection with this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party or parties.

7.16. NO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement or have caused this Stock Purchase Agreement to be duly executed by their duly authorized officers as of the date first above written.

Purchaser:

Emerge Capital Corp.

By: /s/ Pete Shukis
Name: Pete Shukis
Title: Controller

Company:

Kipling Holdings, Inc.

By: /s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: Chief Executive Officer

Selling Shareholder:

Timothy J. Connolly, an Individual

By: /s/ Timothy J. Connolly
Name: Timothy J. Connolly

DISCLOSURE SCHEDULE

Item 3.2

On December 2, 2005 the Company entered into that certain Securities Purchase Agreement (“SPA”) with Highgate House Funds, Ltd. (“Highgate” and together with the Company, the “Parties”) pursuant to which the Company issued and sold to Highgate Six Million Two Hundred Twenty-Five Thousand Dollars ($6,225,000) of secured convertible debentures (the “Debentures”), due December 1, 2010. In connection with the SPA and of even date therewith, the Parties entered into (a) that certain Escrow Shares Escrow Agreement (“ESEA”) pursuant to which the Company issued and delivered 500,000 shares of Common Stock which the Escrow Agent (as defined therein) shall distribute to Highgate in the event Highgate exercises its right to conversion under the Debentures; (b) that certain investor registration rights agreement (the “IRRA”) pursuant to which the Company agreed to provide to Highgate certain registration rights under the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and other applicable state securities laws, (c) that certain Security Agreement (“SA”), pursuant to which the Company pledged certain Pledged Property (as such term is defined therein) to secure its Obligations (as such term is defined therein) under the Debentures, the SPA, those certain Irrevocable Transfer Agent Instructions (“ITAI”) and any other amounts owed to Highgate by the Company and (d) that certain warrant (“Warrant”), which entitles Highgate to purchase 3,735,000 shares of Common Stock at any time at an exercise price of $0.01 (subject to certain adjustments set forth therein) through December 1, 2010 and (e) that certain option (“Option” and together with the SPA, the Debentures, the ESEA, the IRRA, the SA, the ITAI and the Warrant, the “Transaction Documents”) pursuant to which Highgate may purchase 33,334 Units (each Unit consisting of ten (10) shares of Common Stock and one (1) share of Preferred Stock) at any time at an exercise price of $1.10 per Unit through December 1, 2010.

Item 3.3

On December 2, 2005 the Company entered into that certain Securities Purchase Agreement with Highgate House Funds, Ltd. (“Highgate”) pursuant to which the Company issued and sold to Highgate the principal amount of Six Million Two Hundred Twenty-Five Thousand Dollars ($6,225,000) of secured convertible debentures (the “Debentures”). As of September 30, 2006, the principal amount of the Debentures, plus accrued interest, remains outstanding as is most recently reflected in the line item entitled “Total Long Term Liabilities” on the Company’s unaudited Balance Sheet dated as of June 30, 2006 and attached hereto as Exhibit B.

Item 3.11

The parties acknowledge that, in accordance with the Transaction Documents set forth in Item 3.2 in this Disclosure Schedule, the consent of Highgate is required in order to consummate this transaction, Therefore, the Company shall obtain the written consent of Highgate, effective as of the date hereof.

SCHEDULE A

Emerge Series D Preferred Denominations

Name of Series D Preferred Stockholder: Number of Shares:

Name of Series D Preferred Stockholder:	Number of Shares:

Timothy J. Connolly	The number of Series D Preferred shall be determined at such time the
Purchaser files that certain Certificate of Designation in accordance with Section 1.4.3 herein.

Jan Carson Connolly	The number of Series D Preferred shall be determined at such time the Purchaser files that certain Certificate of Designation in accordance with Section 1.4.3 herein.

EXHIBIT A

[FORM OF CERTIFICIATE OF DESIGNATION OF
THE SERIES D PREFERRED STOCK OF THE PURCHASER]
A - 1

EXHIBIT B

9:20 AM
09/26/06
Accrual Basis

Kipling Holdings, Inc.
Balance Sheet
As of June 30, 2006

	Jun 30, 06
ASSETS	
Current Assets	
Checking/Savings	
Cash	
1001 · Redstone-Money Mkt-6750	169,523.71
1002 · Redstone--Checking-9256	14,127.69
Total Cash	183,651.40
Total Checking/Savings	183,651.40
Other Current Assets	
Accrued Interest Rec.	
1225.1 · Acc. Int Rec-Robjay Worth-$900K	6,750.00
Total Accrued Interest Rec.	6,750.00
Total Other Current Assets	6,750.00
Total Current Assets	190,401.40
Other Assets	
1225 · Note Rec.-Robjay Worthing-$900K	900,000.00
1303 · Deferred Debenture Costs	666,225.00
1304 · Amort.--Deferred Deb. Costs	-77,068.81
1601 · Invest. in Worthington Hospit.	4,323,063.66
Total Other Assets	5,812,219.85
TOTAL ASSETS	**6,002,621.25**
LIABILITIES & EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
2000 · Accounts Payable	2,158.29
Total Accounts Payable	2,158.29
Other Current Liabilities	
Other Current Liabilities	
2100 · Payroll Liabilities	3,140.74
Total Other Current Liabilities	3,140.74
Total Other Current Liabilities	3,140.74
Total Current Liabilities	5,299.03
Long Term Liabilities	
2301 · Debenture Pay.-Highgate	6,225,000.00
2401 · Accrued Interest Pay.--Highgate	245,930.14
Total Long Term Liabilities	6,470,930.14
Total Liabilities	6,476,229.17
Equity	
3010 · Common Stock--$.001 Par Value	1,500.00
3020 · Paid-in-Capital	9,000.00
3200 · Retained Earnings	-70,273.16
Net Income	-413,834.76
Total Equity	-473,607.92
TOTAL LIABILITIES & EQUITY	**6,002,621.25**

Page 1

B - 1

8:55 AM
09/26/06
Accrual Basis

Kipling Holdings, Inc.
Profit & Loss
January through June 2006

	Jan - Jun 06
Ordinary Income/Expense	
Expense	
6601 · Allocated Overhead	1,500.00
6802 · Taxes--Franchise	927.87
Professional Fees	
6280 · Legal Fees	11,233.66
6288 · Debenture Costs	66,111.16
Total Professional Fees	77,344.82
Travel & Ent	
6380 · Travel/Airline	1,701.40
Total Travel & Ent	1,701.40
6120 · Bank Service Charges	135.00
6250 · Postage and Delivery	25.91
6260 · Printing and Reproduction	181.08
Salaries/Payroll Expenses	
6561 · Salaries	68,000.00
6562 · Salaries - 1099	12,500.00
6560 · Payroll Expenses	4,797.79
Total Salaries/Payroll Expenses	85,297.79
Total Expense	167,113.87
Net Ordinary Income	-167,113.87
Other Income/Expense	
Other Income	
Interest Income	
7005 · Int. Inc.--Redstone Bank	4,113.36
7011 · Int. Inc.--$900K Note Rec.	20,250.00
Total Interest Income	24,363.36
7030 · Other Income	0.00
Total Other Income	24,363.36
Other Expense	
9001 · Dividends Paid--Preferred Stock	5,000.00
Other Expenses	
8050 · Premium Paid--Redempt. of Stock	50,000.00
8020 · Interest Exp.-Debent.--Highgate	216,084.25
Total Other Expenses	266,084.25
Total Other Expense	271,084.25
Net Other Income	-246,720.89
Net Income	**-413,834.76**

Page 1

B - 2